Exhibit 3

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (the “Agreement”) made and entered into as of this July 4, 2014, by and among Yadkin Financial Corporation, a North Carolina corporation (the “Company”), each of the entities listed on Schedule A hereto and each of the natural persons listed on Schedule B.

RECITALS

WHEREAS, the Company entered into an Agreement and Plan of Merger, dated January 27, 2014, (the “Merger Agreement”) by and among the Company, VantageSouth Bancshares, Inc. (“VantageSouth”), a Delaware corporation, and Piedmont Community Bank Holdings, Inc. (“Piedmont”), a Delaware corporation, pursuant to which, each of VantageSouth and Piedmont will be merged into the Company, with the Company as the surviving entity in the merger (the “Merger”);

WHEREAS, on the date hereof (the “Closing Date”), as a result of the transactions contemplated by the Merger Agreement, the Primary Holders and the Secondary Holders will receive shares of the Company’s voting common stock, par value $1.00 per share, (the “Common Stock”) in the amount set forth next to their names on Schedules A and B, respectively; and

WHEREAS, it is a condition to the consummation of the transactions contemplated by the Merger Agreement that the Company enter into this Agreement with the Holders.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I CERTAIN DEFINITIONS.

In addition to the other terms defined in this Agreement, the following terms shall have the following meanings, applicable to both the singular and plural forms thereof:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day on which the New York Stock Exchange is open for trading.

“Holders” means the Primary Holders and the Secondary Holders.

“Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.

“Marketed Offering” shall mean a registered underwritten offering of Registrable Securities (including any registered underwritten Shelf Takedown) that is consummated, withdrawn or abandoned by the applicable Holders following formal participation by the Company’s management in a customary “road show” (including an “electronic road show”) or other similar marketing effort by the Company.

“Other Registration Rights Agreements” means registration rights agreements entered into by the Company after the date hereof.

“Person” means an individual, a partnership (general or limited), corporation, limited liability company, joint venture, business trust, cooperative, association or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary) or any other entity.

“Primary Holders” means any one or more of the Persons (or any Affiliate thereof to which rights are assigned in accordance with Section 23 of this Agreement) whose names are on Schedule A, provided, however, that the term “Primary Holders” shall not include any of the foregoing that ceases to own or hold any Registrable Securities.

“Prospectus” means the prospectus related to any registration statement (including, without limitation, a prospectus or prospectus supplement that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance on Rule 415, 430A, 430B or 430C under the Securities Act, as amended or supplemented by any amendment or prospectus supplement), including post-effective amendments, and all materials incorporated by reference in such prospectus.

“Registrable Security(ies)” means any shares of Common Stock acquired on the Closing Date or hereafter owned by the Holders; provided that as to any particular Registrable Securities, such securities shall cease to constitute Registrable Securities (i) when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of thereunder; or (ii) when and to the extent such securities are permitted to be publicly sold without limitation as to amount pursuant to Rule 144 (or any successor provision to such Rule) under the Securities Act or are otherwise freely transferrable to the public without further registration under the Securities Act; or (iii) when such securities shall have ceased to be issued and outstanding.

“Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement or with respect to which rights to Piggyback Registration are exercised with respect to Registrable Securities (whether or not any registration or prospectus becomes effective or final), including, without limitation, the following: all registration, qualification, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred in connection with any “road show”, the reasonable fees and disbursements of Holders’ Counsel (not to exceed $50,000), and expenses of the Company’s independent accountants in connection with the registration under the Securities Act of Registrable Securities (including the expenses of any regular or special reviews or audits or “comfort” letters incident to or required by any such registration); but shall not include any underwriting discounts, selling commissions, brokerage fees and stock transfer taxes attributable to the sale of Registrable Securities by the Holders, or the fees and expenses of any legal counsel and any other advisors engaged by the Holders (other than fees and disbursements of Holders’ Counsel not in excess of $50,000).

“Secondary Holders” means any one or more of the nature persons named on Schedule B; provided, however, that the term “Secondary Holders” shall not include any of the foregoing that ceases to own or hold any Registrable Securities.

“SEC” means the United States Securities and Exchange Commission, or such other federal agency at the time having the principal responsibility for administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.

“WKSI” means a well-known seasoned issuer, as defined in the SEC’s Rule 405.

ARTICLE II DEMAND REGISTRATION.

2.1(a) Subject to the limitations contained in Section 2(b), at any time after the date that is three months after the Closing Date (the “Rights Effective Date”), Primary Holders may request by written notice delivered to the Company (a “Demand Notice”) that the Company register under the Securities Act all or any portion of the Registrable Securities then held by such Primary Holders, for sale in the manner specified in such notice (including, but not limited to, an underwritten public offering) (a “Demand Registration”). In each such case, the Demand Notice shall specify the number of Registrable Securities for which registration is requested and the proposed manner of disposition of such securities.

(b) The Company shall use its best efforts to file with the SEC within thirty (30) days after the Company’s receipt of a Demand Notice a registration statement for the public offering and sale, in accordance with the method of disposition specified by Primary Holders, of the number of Registrable Securities specified in such notice, and thereafter use its commercially reasonable efforts to cause such registration statement to become effective within sixty (60) days after its filing. Such registration statement may be on Form S-3 or another appropriate form that the Company is eligible to use and that is reasonably acceptable to the managing underwriter, if any; provided that if the Company is a WKSI, an automatic shelf registration on Form S-3 will, at the request of Primary Holders, cover an unspecified number of shares of Common Stock to be sold by the Company and Holders and the Company shall file such a shelf registration statement within fifteen (15) days after receipt of a request by the Primary Holders therefor; provided further that if requested at least fifteen (15) days prior to the Rights Effective Date, the Company shall file such a shelf registration statement on the Rights Effective Date.

(c) The Company shall not have any obligation hereunder to register any Registrable Securities under Section 2(a)(ii) unless it shall have received a request from Primary Holders to register at least ten percent (10%) of the aggregate amount of Registrable Securities held by all of the Primary Holders as of the date of such request.

(d) If the Company is required to use its best efforts to register Registrable Securities in a registration initiated upon the demand of Primary Holders pursuant to Section 2(a)(ii) of this Agreement and the Approved Underwriters, if any, for such offering advise that the inclusion of all securities sought to be registered pursuant to Section 2 hereof may interfere with an orderly sale and distribution of or may materially adversely affect the price of such offering, then the Company will include in such offering, first, the aggregate number of Registrable Securities that are participating in such offering pursuant to Sections 2(a)(ii) or 3(a), allocated pro rata among the Registrable Securities based on the number of shares of Common Stock beneficially owned by each such Holder on the date that the Demand Notice is received by the Company which the Approved Underwriters, if any, advise will not likely have such effect, and second, all other securities requested or proposed to be included in such registration (including shares of Common Stock to be sold for the account of the Company).

(e) Upon the demand of Primary Holders pursuant to Section 2(a)(ii) made at any time and from time to time, the Company will facilitate in the manner described in this Agreement a “takedown” of shares of Common Stock off of an effective shelf registration statement on Form S-3 pursuant to Rule 415 of the Securities Act (a “Shelf Takedown”), including, subject to the limitations set forth in Section 2(b), an underwritten Shelf Takedown. Notwithstanding the foregoing, such Primary Holders may not demand a Shelf Takedown for an offering that will result in the imposition of a lockup on the Company and the Primary Holders unless the shares requested to be sold by the Primary Holders in such takedown have an aggregate market value (based on the most recent closing price of the Common Stock at the time of the demand) of at least $10 million.

(f) If any Demand Registration of Registrable Securities is in the form of an underwritten public offering, the Primary Holders shall select and obtain one or more investment banking firms of national or regional reputation to act as the managing underwriter or underwriters of the offering; provided, however, that such firm or firms shall, in any case, also be approved by the Company, such approval not to be unreasonably withheld, delayed or conditioned. An investment banking firm or firms selected pursuant to this Section 2(a)(vi) shall be referred to as the “Approved Underwriter” herein.

(g) Upon the demand of Holders, the Company will file and seek the effectiveness of a post-effective amendment to an existing shelf registration statement on Form S-3 in order to register up to the number of shares previously taken down off of such shelf by such Holders and not yet “reloaded” onto such shelf registration statement. The Holders and the Company will consult and coordinate with each other in order to accomplish such replenishments from time to time in a sensible manner.

2.2 The obligations of the Company to effect, or to take any action to effect, a Demand Registration or an underwritten Shelf Takedown shall be limited as follows:

(a) In connection with the provisions of this Section 2, the Primary Holders may require the Company to effect no more than three (3) Demand Registrations or underwritten Shelf Takedowns in the aggregate in any 365 day period during the six (6) year period commencing on the Rights Effective Date. After the expiration of the such period, the Company shall no longer have any obligation to file Demand Registrations at the request of the Primary Holders.

(b) For the avoidance of doubt, until the six (6) year anniversary of the Rights Effective Date, there shall be no limit on the number of non-underwritten Shelf Takedowns that Primary Holders may request (but after such date, Primary Holders shall no longer have the right to make any such requests), and, to the extent that Registrable Securities are not covered by an effective shelf registration on Form S-3, the Primary Holders shall be entitled to demand that the Company effect such a shelf-registration, notwithstanding the limits set forth in this Section 2(b) and no such demand for a shelf registration statement shall count against the limits set forth in this Section 2(b).

2.3 Notwithstanding any other provision of this Agreement, the Company shall have the right to defer or suspend the filing or effectiveness of a registration statement relating to any registration requested under Section 2(a) for a reasonable period of time not to exceed 90 days if a prior registration statement of the Company for an underwritten, public offering by the Company of its securities was declared effective by the SEC less than 120 days prior to the anticipated effective date of the requested registration.

2.4 No registration of Registrable Securities under this Section 2 shall relieve the Company of its obligation (if any) to effect registrations of Registrable Securities pursuant to Section 3.

ARTICLE III INCIDENTAL REGISTRATION.

3.1 After the three (3) month anniversary of the Rights Effective Date, and until the date that is the fifth anniversary of the Rights Effective Date, subject to the other restrictions contained in this Section 3, if the Company proposes, other than pursuant to Section 2, to register any equity securities of the Company (collectively, “Other Securities”) for public sale under the Securities Act (whether proposed to be offered for sale by the Company or by any other Person) on a form and in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it will give prompt written notice (which notice shall specify the intended Registration and distribution) to Holders of its intention to do so (such notice, an “Incidental Notice”), and upon the written request of Holders delivered to the Company within five (5) Business Days after the giving of any such notice (which request shall specify the number of Registrable Securities intended to be disposed of by Holders) the Company will use its commercially reasonable efforts to effect, in connection with the registration of the Other Securities, the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Holders (a “Piggyback Registration”); provided, however, that:

(a) if, at any time after giving such written notice of its intention to register Other Securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such Other Securities, the Company may, at its election, give written notice of such determination to Holders, if they requested registration, and thereupon the Company shall be relieved of its obligation to register such Registrable Securities in connection with the registration of such Other Securities (but not from its obligation to pay Registration Expenses to the extent incurred in connection therewith as provided in Section 11), without prejudice, however, to the rights (if any) of Holders to request that such registration be effected as a registration under Section 2;

(b) the Company will not be required to effect any registration of Registrable Securities pursuant to this Section 3 if the Company shall have been advised by the managing underwriter for the offering selected by the Company that, in such firm’s opinion, a registration of Registrable Securities and other securities of the Company at that time may interfere with an orderly sale and distribution of the securities being sold in such offering or materially and adversely affect the price of such securities; provided, however, that if an offering of some but not all of the Registrable Securities requested to be registered by the Holders and securities of all other Persons having rights to include securities held by them in such registration would not adversely affect the distribution or price of the securities to be sold in the offering in the opinion of such firm, then the Company will include in such offering: first, the Other Securities to be registered for the Company’s account, second, the Registrable Securities requested to be registered pursuant to Section 3, allocated pro rata among the Registrable Securities based on the number of shares of Common Stock that the Holders beneficially own as of the date of the Incidental Notice, and third, all Other Securities requested to be included in such registration; and

(c) the Company shall not be required to give notice of, or effect any registration of Registrable Securities under this Section 3 incidental to, the registration of any of its securities in connection with mergers, consolidations, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock options or other employee benefit or compensation plans.

3.2 No registration of Registrable Securities effected under this Section 3 shall relieve the Company of its obligations (if any) to effect registrations of Registrable Securities pursuant to Section 2.

ARTICLE IV HOLDBACKS; OTHER RESTRICTIONS AND ACKNOWLEDGEMENTS.

4.1 Each Holder agrees with all other Holders and the Company in connection with any underwritten offering made pursuant to a registration statement filed pursuant to Section 2 or 3(a), (whether or not such Holder elected to include Registrable Securities in such registration statement), if requested (pursuant to a written notice) by the managing underwriter or underwriters in such offering, not to effect any public sale or distribution of any of the Company’s securities (except as part of such underwritten offering), including a sale pursuant to Rule 144 or any swap or other economic arrangement that transfers to another any of the economic consequences of owning the Common Stock, or to give any Demand Notice during the period commencing on the date of the Prospectus and continuing for not more than 90 days after the date of the Prospectus (or, in either case, Prospectus supplement if the offering is made pursuant to a “shelf” registration), pursuant to which such public offering shall be made, plus, a then customary “booster shot” extension required to permit research analysts to publish research reports compliant with Rule 139 under the Securities Act pursuant to FINRA Rule 2711 (or a successor thereto). In connection with any underwritten offering made pursuant to a registration statement filed pursuant to Section 2 or 3, the Company shall be responsible for negotiating all “lock-up” agreements with the underwriters and, in addition to the foregoing provisions of this Section 4, the Holders agree to execute the form so negotiated; provided that the form so negotiated is reasonably acceptable to the Holders and consistent with the agreement set forth in this Section 5 and that, in the case of a Marketed Offering, the Company’s executive officers and directors shall also have executed such form of agreement so negotiated.

4.2 If any registration pursuant to Section 2 of this Agreement shall be in connection with any: (i) Marketed Offering, the Company will cause each of its executive officers and directors to sign a “lock-up” agreement consistent with that contemplated in the immediately preceding paragraph and (ii) underwritten offering, the Company will also not affect any public sale or distribution of any Common Stock (or securities convertible into or exchangeable or exercisable for common equity) (other than a Registrations on Form S-4, Form S-8 or any successor form for the registration of securities issued or to be issued in connection with a merger, acquisition or employee benefit plan or dividend reinvestment plan) for its own account, within 90 days (plus, a then customary “booster shot” extension required to permit research analysts to publish research reports compliant with Rule 139 under the Securities Act pursuant to FINRA Rule 2711 (or a successor thereto)) after the date of the Prospectus for such offering except as may otherwise be agreed with the Holders in such offering.

4.3 The Company covenants and agrees not to enter into any Other Registration Rights Agreement after the date hereof and prior to the fifth anniversary of the Rights Effective Date that (i) contains registration rights in favor of a third party that would have priority to the rights of the Primary Holders contained in this Agreement or (ii) grants any third party with a right to cause the Company to effect a registration similar to the Demand Registration during such period.

ARTICLE V REGISTRATION PROCEDURES.

If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect or cause a registration as provided in this Agreement and at such times as customarily occur in registered offerings or Shelf Takedowns, as applicable, the Company will:

5.1 Use its best efforts to prepare and file with the SEC, a registration statement within the time periods specified herein, and use its best efforts to cause such registration statement to become effective as promptly as practicable and to remain effective for the lesser of (x) one hundred twenty days (or, in the case of an shelf registration statement on Form S-3, three years from the effective date of the registration statement if such registration statement is filed pursuant to Rule 415 promulgated under the Securities Act) and (y) such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold (or, if such registration Statement is an automatic shelf registration statement, on the third anniversary of the date of filing of such automatic shelf registration statement); and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

5.2 Prepare and file with the SEC such amendments, post-effective amendments and supplements to such registration statement and the Prospectus used in connection therewith as may be necessary to keep such registration statement effective for such period of time required by Section 5(a) above;

5.3 Within a reasonable time prior to the filing of any registration statement, any Prospectus, any amendment to a registration statement, amendment or supplement to a Prospectus or any free writing prospectus, provide copies of such documents to the Holders of the Registrable Securities being sold and to the underwriter or underwriters of an underwritten offering, if applicable, and to underwriter’s counsel; fairly consider such reasonable changes in any such documents prior to or after the filing thereof as Holders or the underwriter or the underwriters may request;

5.4 Within a reasonable time prior to the filing of any document which is to be incorporated by reference into a registration statement or a Prospectus, provide copies of such document to underwriter’s counsel and counsel for the Holders; fairly consider such reasonable changes in such document prior to or after the filing thereof as underwriter’s counsel or counsel for the Holders shall request; and make such of the representatives of the Company as shall be reasonably requested by such counsel available for discussion of such document;

5.5 Comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during the period during which any such registration statement is required to be effective;

5.6 Furnish to Holders and any underwriter of Registrable Securities, (i) such number of copies (including manually executed and conformed copies) of such registration statement and of each amendment thereof and supplement thereto (including all annexes, appendices, schedules and exhibits), (ii) such number of copies of the Prospectus, used in connection with such registration statement (including each preliminary Prospectus, any summary Prospectus and the final Prospectus), and (iii) such number of copies of other documents, in each case as Holders or such underwriter may reasonably request;

5.7 Use its best efforts to register or qualify all Registrable Securities covered by such registration statement under the securities or “blue sky” laws of states of the United States as Holders or any underwriter shall reasonably request, and do any and all other acts and things which may be reasonably requested by Holders or such underwriter to consummate the offering and disposition of Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business as a foreign corporation or as a dealer in securities, subject itself to taxation, or consent to general service of process in any jurisdiction wherein it is not then so qualified or subject;

5.8 Reasonably cooperate with Holders and the sole underwriter or managing underwriter of an underwritten offering of shares, if any, to facilitate the timely preparation and delivery of certificates representing the shares to be sold and not bearing any restrictive legends; and enable such shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the Holders or the sole underwriter or managing underwriter of an underwritten offering of shares, if any, may reasonably request at least five days prior to any sale of such shares;

5.9 Use, as soon as practicable after the effectiveness of the registration statement, best efforts to cause the Registrable Securities covered by such registration statement to be registered with, or approved by, such other United States public, governmental or regulatory authorities, if any, as may be required in connection with the disposition of such Registrable Securities;

5.10 Use its best efforts to list the securities covered by such registration statement on any securities exchange on which any securities of the Company is then listed, if the listing of such Registrable Securities are then permitted under the applicable rules of such exchange;

5.11 Cooperate with each selling Holder and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

5.12 Take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby and reasonably cooperate with the holders or underwriters (in the case of an underwritten offering) of such Registrable Securities to facilitate the disposition of such Registrable Securities pursuant thereto;

5.13 Notify each selling Holder, its counsel and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a registration statement or related Prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iv) if at any time the Company has reason to believe that the representations and warranties of the Company contained in any agreement (including any underwriting agreement) contemplated by Section 5(o) below cease to be true and correct, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (vi) if the Company has knowledge of the happening of any event that makes any statement made in such registration statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, Prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (which notice shall notify the selling holders only of the occurrence of such an event and shall provide no additional information regarding such event to the extent such information would constitute material non-public information);

5.14 upon the occurrence of, and its knowledge of, any event contemplated by Section 5(m)(vi) above, prepare a supplement or post-effective amendment to the registration statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such that the registration statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and the Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

5.15 enter into such agreements and take such other appropriate actions as are customary and reasonably necessary to expedite or facilitate the disposition of such Registrable Securities (including, in the case of an underwritten offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein), and in that regard, deliver to the Holders such documents and certificates as may be reasonably requested by any Holder of the Registrable Securities being sold or, as applicable, the managing underwriters, to evidence the Company’s compliance with this Agreement including, without limitation, using its commercially reasonable efforts to cause its independent accountants to deliver to the Company (and to the Holders of Registrable Securities being sold in any registration) an accountants’ comfort letter substantially similar to that in scope delivered in an underwritten public offering and covering audited and interim financial statements included in the registration statement or, if such letter can not be obtained through the exercise of the Company’s commercially reasonable efforts, cause its independent accountants to deliver to the Company (and to the Holders of Registrable Securities being sold in any registration) a comfort letter based on negotiated procedures providing comfort with respect to the Company’s financial statements included or incorporated by reference in the registration statement at the highest level permitted to be given by such accountants under the then applicable standards of the Association of Independent Certified Accountants with respect to such registration statement. In addition, the Company shall furnish to the Holders of Registrable Securities being included in any registration hereunder an opinion of counsel in substance and scope to that customarily delivered to underwriters in public offerings; and

5.16 if such sale is pursuant to an underwritten public offering, obtain a “cold comfort” letter dated the effective date of the registration statement and the date of the closing under the underwriting agreement from the Company’s independent registered public accounting firm in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing underwriter reasonably requests.

Each Holder agrees if such Holder has Registrable Securities covered by such registration statement that, upon receipt of any written notice from the Company of the happening of any event of the kind described in Section 5(m)(vi) or the existence of a Blackout Period, such holder will forthwith discontinue disposition of such Registrable Securities covered by such registration statement or Prospectus until such holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5(n), or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus; provided, however, that the time periods under Section 5(a) with respect to the length of time that the effectiveness of a registration statement must be maintained shall automatically be extended by the amount of time the holder is required to discontinue disposition of such securities.

ARTICLE VI UNDERWRITING.

6.1 If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration hereunder, the Company will enter into and perform its obligations under an underwriting agreement with the underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, customary provisions relating to indemnities and contribution and the provision of opinions of counsel and accountants’ letters.

6.2 If any registration pursuant to Section 3 hereof shall involve, in whole or in part, an underwritten offering, the Company may require Registrable Securities requested to be registered pursuant to Section 3 to be included in such underwriting on the same terms and conditions as shall be applicable to the securities being sold through underwriters under such registration. In such case, Holders, if requesting registration, shall be a party to any such underwriting agreement. Such agreement shall contain such representations and warranties by the Holders requesting registration and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, provisions relating to indemnities and contribution.

6.3 In any offering of Registrable Securities pursuant to a registration hereunder, Holders shall also enter into such additional or other agreements as may be customary in such transactions, which agreements may contain, among other provisions, such representations and warranties as the Company or the underwriters of such offering may reasonably request (including, without limitation, those concerning Holders their Registrable Securities, Holders’ intended plan of distribution and any other information supplied by it to the Company for use in such registration statement), and customary provisions relating to indemnities and contribution.

ARTICLE VII INFORMATION BLACKOUT.

7.1 Upon written notice from the Company to Holders that the Company has determined in good faith that sale of Registrable Securities pursuant to the registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law (A) which disclosure would have a material adverse effect on the Company or (B) relating to a material business transaction involving the Company (an “Information Blackout”), the Company may postpone the filing of effectiveness of any registration statement required hereunder and, if such registration statement has become effective, the Company shall not be required to maintain the effectiveness of such registration statement and Holders shall suspend sales of Registrable Securities pursuant to such registration statement, in each case, until the earlier of (i) forty-five (45) days after the Company makes such good faith determination, which may, upon advanced written notice to Holders, be renewed for a second forty-five day period if deemed necessary in the good faith judgment of the Company, and (ii) such time as the Company notifies the Holders that such material information has been disclosed to the public or has ceased to be material or that sales pursuant to such registration statement may otherwise be resumed (the number of days from such notice from the Company until the day when the Information Blackout terminates hereunder is hereinafter called a “Blackout Period”).

7.2 Any delivery by the Company of notice of an Information Blackout during the forty-five (45) days immediately following effectiveness of any registration statement effected pursuant to Section 2(a) hereof shall give the Holders the right, by written notice to the Company within twenty (20) Business Days after the end of such Blackout Period, to cancel such registration; in which event, such registration shall not count towards the limits on registrations under Section 2(b).

7.3 If one or more Information Blackouts should occur, then the periods of time that Holders may require the Company to effect the number of Demand Registrations or Shelf Takedowns set forth in each of Sections 2(b)(i) and 2(b)(ii) shall be extended by an aggregate number of days equal to the total number of days in the Blackout Period(s).

ARTICLE VIII RULE 144.

The Company shall use all commercially reasonable efforts to take all actions necessary to comply with the filing requirements described in Rule 144(c)(1) or any successor thereto so as to enable the Holders to sell Registrable Securities without registration under the Securities Act. Upon the written request of Holders, the Company will deliver a written statement as to whether it has complied with the filing requirements under Rule 144(c)(1) or any successor thereto and will cooperate in all reasonable respects with the Holders to remove any restrictive legends contained on any certificates so as to facilitate a sale by the Holders of such shares under Rule 144.

ARTICLE IX PREPARATION; REASONABLE INVESTIGATION; INFORMATION

(a) In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, (i) the Company will give the Holders and underwriters, if any, and their respective counsel and accountants, drafts of such registration statement for their review and comment prior to filing, (ii) during normal business hours and subject to such reasonable limitations as the Company may impose to prevent disruption of its business, the Company will provide the underwriters, its counsel and accountants, as well as counsel and accountants to Holders, reasonable and customary access to the Company’s books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of such underwriters, its counsel and Holder’s counsel, to conduct a reasonable investigation within the meaning of the Securities Act and (iii) as a condition precedent to including any Registrable Securities in any such registration, the Company may require Holders to furnish the Company such information regarding Holders and the distribution of such securities as the Company may from time to time reasonably request in writing or as shall be required by law or the SEC in connection with any registration.

(b) In connection with each registration and offering of Registrable Securities to be sold by Holders, the Company will, in accordance with customary practice, make available for inspection by representatives of the underwriters and any counsel or accountant retained by such Holders or underwriters all relevant financial and other records, pertinent corporate documents and properties of the Company and cause appropriate officers, managers and employees of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with their due diligence exercise.

ARTICLE X INDEMNIFICATION AND CONTRIBUTION.

10.1 In the case of each offering of Registrable Securities made pursuant to this Agreement, the Company shall, to the extent permitted by law, indemnify and hold harmless Holders, their officers, directors and Affiliates, each underwriter of Registrable Securities so offered and each Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act (“Holders Indemnitees”), from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, under the Securities Act arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final Prospectus included therein) relating to the offering and sale of such Registrable Securities, or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that the Company shall not be liable to any Holders Indemnitee in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of Holders specifically for use in the preparation of the registration statement (or in any preliminary or final Prospectus included therein), or any amendment thereof or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Holders and shall survive the transfer of such securities. The foregoing indemnity is in addition to any liability which the Company may otherwise have to any Holders Indemnitee.

10.2 In the case of each offering of Registrable Securities made pursuant to this Agreement, each Holder shall, severally, and not jointly, to the extent permitted by law, indemnify and hold harmless the Company, its officers and Affiliates, and each Person, if any, who controls any of the foregoing within the meaning of the Securities Act and (if requested by the underwriters) each underwriter who participates in the offering and each Person, if any, who controls any such underwriter within the meaning of the Securities Act (the “Company Indemnitees”), from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, under the Securities Act arising out of or based upon, any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final Prospectus included therein) relating to the offering and sale of such Registrable Securities or any amendment thereof or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement is contained in, or such fact is omitted from, information furnished in writing to the Company by or on behalf of such Holder specifically for use in the preparation of such registration statement (or in any preliminary or final Prospectus included therein). The aggregate liability of each Holder under such indemnity provision shall be limited to an amount equal to the total net proceeds received by such Holder from such offering. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company and shall survive the transfer of such securities. The foregoing indemnity is in addition to any liability which a Holder may otherwise have to any Company Indemnitee.

10.3 In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Section 10, such Person (the “indemnified party”) shall promptly notify the Person against whom such indemnity may be sought (the “indemnifying party”) in writing; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations provided for in Section 10(a) or (b), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party and shall pay as incurred the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the indemnifying party shall pay as incurred the fees and expenses of one specified counsel retained by the indemnified party in the event (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel, in the written opinion of such counsel, would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party will consent to entry of any judgment or enter into any settlement which (A) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (B) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.

10.4 If the indemnification provided for in this Section 10 is held by a court of competent jurisdiction to be unavailable in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to herein, then each indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in proportion as is appropriate to reflect the relative fault of all parties in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The parties agree that it would not be just and equitable if contributions pursuant to this Section 10(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 10(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation and no indemnifying party shall be required to contribute any amount in excess of the amount by which the total price at which the securities were offered to the public by the indemnifying party exceeds the amount of any damages which the indemnifying party has otherwise been required to pay by reason of an untrue statement or omission.

10.5 The indemnity provided for hereunder shall not inure to the benefit of any indemnified party to the extent that such indemnified party failed to comply with the applicable Prospectus delivery requirements of the Securities Act as then applicable to the person asserting the loss, claim, damage or liability for which indemnity is sought.

ARTICLE XI EXPENSES.

In connection with any registration under this Agreement, the Company shall pay all Registration Expenses. Holders shall be responsible for all other expenses incurred in connection with such registration.

ARTICLE XII IN-KIND DISTRIBUTIONS.

If a Holder seeks to effectuate an in-kind distribution of all or part of its shares to its direct or indirect equityholders, the Company will, subject to applicable lockups, work with such Holder and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Holder.

ARTICLE XIII MERGER OR CONSOLIDATION.

In the event the Company engages in a merger or consolidation in which the shares of Common Stock are converted into securities of another company, appropriate arrangements will be made so that the registration rights provided under this Agreement continue to be provided to Holders by the issuer of such securities. To the extent such new issuer, or any other company acquired by the Company in a merger or consolidation, was bound by registration rights obligations that would conflict with the provisions of this Agreement, the Company will use its reasonable best efforts to modify any such “inherited” registration rights obligations so as not to interfere in any material respects with the rights provided under this Agreement.

ARTICLE XIV NOTICES.

Except as otherwise provided below, whenever it is provided in this Agreement that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties hereto, or whenever any of the parties hereto desires to provide to or serve upon the other party any other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in person, mailed by registered or certified mail (return receipt requested) or sent by overnight courier service or via facsimile transmission (which is confirmed), to the following address (or such other address as may be provided by a the Company or a Holder in accordance with this Section):

14.1	if to the Company, to:

Yadkin Financial Corporation
3600 Glenwood Avenue, Suite 300
Raleigh, North Carolina 27612
Attention: [Nancy Snow]
Email: [nancy.snow@vsb.com]

14.2	if to any Holder, at its address as it appears in the books and records of the Company.

The furnishing of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly furnished or served on the party to which it is addressed, in the case of delivery in person or by facsimile, on the date when sent, in the case of overnight mail, on the day after it is sent and in all other cases, five Business Days after it is sent. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

ARTICLE XV ENTIRE AGREEMENT; AMENDMENT.

This Agreement represents the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior oral and written agreements, arrangements and understandings among the parties hereto with respect to such subject matter, and this Agreement can be amended, supplemented or changed, and any provision hereof can be waived or a departure from any provision hereof can be consented to, only by a written instrument making specific reference to this Agreement signed by the Company and the Holders; provided that any waiver must be signed by the party entitled to the benefit of the term or matter being waived.

ARTICLE XVI PARAGRAPH HEADINGS.

The paragraph headings contained in this Agreement are for general reference purposes only and shall not affect in any manner the meaning, interpretation or construction of the terms or other provisions of this Agreement.

ARTICLE XVII APPLICABLE LAW.

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina applicable to contracts to be made, executed, delivered and performed wholly within such state and, in any case, without regard to the conflicts of law principles of such state.

ARTICLE XVIII CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

18.1 The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the State of North Carolina and the federal courts of the United States of America located in the State of North Carolina, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

18.2 EACH PARTY, ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS AND ASSIGNS, HEREBY IRREVOCABLY WAIVES ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE XIX SEVERABILITY.

If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

ARTICLE XX EQUITABLE REMEDIES.

The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

ARTICLE XXI NO WAIVER.

The failure of any party at any time or times to require performance of any provision hereof shall not affect the right at a later time to enforce the same. No waiver by any party of any condition, and no breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

ARTICLE XXII COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same original instrument.

ARTICLE XXIII SUCCESSORS AND ASSIGNS.

Any and all rights, duties and obligations hereunder shall not be assigned, transferred or delegated by any party hereto without the prior written consent of the other party hereto, except that without the prior written consent of the Company, a Holder may assign, transfer or delegate any of its rights, duties and obligations hereunder to one or more of its Affiliates who receives Registrable Securities. Any transfer or assignment made other than as provided in the first sentence of this Section 23 shall be null and void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

THE COMPANY: YADKIN FINANCIAL CORPORATION

By:	/s/ Joseph H. Towell
	Name: Title:	Joseph H. Towell Executive Chairman

THE PRIMARY HOLDERS: LIGHTYEAR FUND II, L.P.

By: Lightyear Fund II GP, L.P., its general partner

By: Lightyear Fund II GP Holdings, LLC, its general partner

By:		/s/ Mark Vassallo
	Name: Title:	Mark Vassallo Authorized Signatory

LIGHTYEAR CO-INVEST PARTNERSHIP II, L.P.

By: Lightyear Fund II GP Holdings, LLC, its general partner

By:		/s/ Mark Vassallo
	Name: Title:	Mark Vassallo Authorized Signatory

TRIDENT IV DEPOSITORY HOLDINGS LLC

By:		/s/ Stephen A. Levey
	Name: Title:	Stephen A. Levey Secretary

TRIDENT IV PF DEPOSITORY HOLDINGS LLC

By:		/s/ Stephen A. Levey
	Name: Title:	Name: Stephen A. Levey Secretary

THE SECONDARY HOLDERS:

/s/ J. Adam Abram
Name:	J. Adam Abram

/s/ Scott Custer
Name:	Scott Custer

Schedule A

Primary Holders

Name	Number of Shares

LIGHTYEAR FUND II, L.P.	2,290,462

LIGHTYEAR CO-INVEST PARTNERSHIP II, L.P.	5,167

TRIDENT IV DEPOSITORY HOLDINGS LLC	2,257,404

TRIDENT IV PF DEPOSITORY HOLDINGS LLC	38,224

Schedule B

Secondary Holders

Name	Number of Shares

J. Adam Abram	522,810

Scott Custer	80,289